Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Forms S-8 (File No. 333-188944 and File No. 333-264922) and Forms S-3 and S-3A (File No. 333-249760) of our report dated March 23, 2022, except as to Note 17, which is as of March 20, 2023, with respect to the revised consolidated financial statements of Superior Group of Companies, Inc. and Subsidiaries, as of December 31, 2021 and for the year ended December 31, 2021 (which report expresses an unqualified opinion on the consolidated financial statements and an emphasis of matter paragraph related to segment reporting), included in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Mayer Hoffman McCann P.C.

March 20, 2023

St. Petersburg, Florida